Private and confidential

WIND ENERGY PROJECT AGREEMENT

In London on this day of May 16, 2011:

GATHERED

The company Power Andina Limited having its registered office [____________]* – hereinafter (PAL)

And

The company 3Power Energy Group Inc., having its registered office at 100 Wall Street, Manhattan, New York, NY10005, USA here represented by Mr. Toby Durrant, being of age, of United Kingdom nationality, passport number [________________]*- hereinafter 3POWER.

SET FORTH

1.
That PAL and associated companies to PAL have been carrying out the activities related to the development of wind energy projects in Chile such as location selection, feasibility studies, wind measurements, procedures to obtain authorisations and permits from land owners, local authorities, grid operators, etc. and is interested in facilitating the transfer of project rights to the below mentioned project.

2.	That 3POWER is interested in acquiring the project rights for the below mentioned project, therefore both parties

AGREE AS FOLLOWS

FIRST. – SUBJECT-MATTER

PAL will facilitate the transfer to 3POWER of all project rights, agreements, permits, data, designs, plans, drawings etc., necessary for the construction and connection to the electrical grid of the following wind energy project developed in Chile:

•	[___________], 32 turbine locations

PAL will facilitate the granting of a lease to 3POWER of the land on which the wind energy project is located.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

Private and confidential

Associated companies to PAL have already obtained or are in the process of obtaining several agreements, permits, wind measurement data, etc. regarding the above mentioned location. A list of the aforesaid is included in this contract as Annex 1. PAL shall facilitate the transfer to 3POWER of all the existing documents concerning such wind energy projects.

PAL or PAL’s associated companies undertake to carry on the complete development of such projects up to the stage where all the permits required for construction are in order. PAL or PAL’s associated companies shall support additional needs of the project until construction completion, in all issues related to the permits and consents achieved by PAL or PAL’s associated companies.

The project rights, agreements, permits, data etc., necessary for the construction and connection to the electrical grid shall be vested in 3POWER by transferring all the permits, proceedings, assets and rights concerning the project to 3POWER ENERGIA S.A., a Chilean registered company.

SECOND – PRICE AND PAYMENT TERMS

The final overall price of the project [________________]*

Payment terms:

1)	[________________]*

2)	[________________]*

The above mentioned sums shall be paid by 3POWER within 7 days after the correspondent milestone into the following account number owned by PAL:

Bank Name:	[________________]*

SWIFT Code:	[________________]*

Account Number:	[________________]*

THIRD – GOVERNING LAW AND ARBITRATION

5.1.	This agreement and the resulting shall be governed by the laws of England.

5.2.
In case of any dispute arising from the interpretation, enforcement, nullity or termination of this Agreement and the business that may come up from it, the Parties, expressly waiving their privileges, shall submit to arbitration under the Rules of Arbitration of the International Chamber of Commerce. The parties specifically agree on accepting the resulting arbitrator’s award.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

Private and confidential

FOURTH – NOTIFICATION

The communications and notifications required for compliance of the liabilities under this contract shall be deemed as served when sent to the addresses and/or people set forth in section “GATHERED” of this Contract. Any change to this information shall be notified beforehand to the other party in writing.

FIFTH – TRANSFER OF RIGHTS & LIABILITIES

Either party shall be entitled to grant and transfer this agreement or part of the rights and liabilities resulting thereof to any entity related to the party, subject to the specific written consent of the other party. The transferee shall subrogate the correspondent rights and liabilities of the transferor who shall no longer be entitled to nor held liable for them.

SIXTH – SEVERABILITY

In case of any of the clauses of this contract being declared completely or partially null and/or void for legal purposes by any arbitrator, Judge or Court, such declaration shall not affect in any way the validity and efficacy of the contract itself and the rest of the clauses shall maintain their validity and efficacy. The clauses declared null or ineffective shall be replaced by the clauses reflecting the current interests of the parties in a legally accepted manner and mode, unless both Parties mutually agree the termination of this contract.

SEVENTH – TERMINATION / SUSPENSION

PAL may immediately terminate this agreement by means of a written notice, or at PAL’s discretion, suspend performance, without prejudice to the right to terminate, when 14 days after the due date for payment, such payment has not been received.

In the event that PAL terminates the agreement under this Clause seven, 3POWER shall return or transfer, as may be applicable, without delay all licenses, permits, data and any other relevant documentation to the project to PAL.  Any costs attributable to such return or transfer shall be borne by 3POWER. Any payments made prior to termination shall be non-refundable.

EIGHTH – DOCUMENT LEGALIZATION

The parties enforce themselves to execute the documents, whether public or private, required for the enforcement and illustration of the terms agreed on in this contract.

Any of the Parties holds the right to turn this contract into a public deed, compelling the other part to its execution.

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

Private and confidential

In witness whereof this Agreement has been duly executed by the Parties on the date and in the place specified at the heading, being signed two copies thereof with identical purpose.

For PAL LTD	For 3Power Energy Inc.

[________________]*	Mr. Toby Durrant

Signed: [________________]*	Signed: /s/ Toby Durrant

Date: May 16, 2011	Date: May 16, 2011

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

Private and confidential

Annex 1

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

Private and confidential

Studies, statutory documents, permits and licences that will be delivered for the [________________]* Project:
1.	Environmental impact study
2.	Environmental permit
3.	Connection to grid solution
4.	Connection agreement
5.	Stability and dynamic studies
6.	Land lease agreement
7.	Notification letter CNE
8.	Notification letter CDEC
9.	Notification letter SEC
10.	Wind resource measurements
11.	Wind resource analysis

*Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.